Exhibit 99.1

DATED AS OF 7 March 2022

BETWEEN

BIFINITY UAB

as Lender

AND

EQONEX LIMITED

as Borrower

CONVERTIBLE LOAN AGREEMENT

This CONVERTIBLE LOAN AGREEMENT (the “Agreement”) is made as of 7 March 2022

BETWEEN

(1)

BIFINITY UAB, a company established under the laws of the Republic of Lithuania and having its registered office at Didžioji st. 18, Vilnius, Republic of Lithuania with registration number 305595206 (the “Lender”),

AND

(2)	EQONEX LIMITED, a limited liability company incorporated under the laws of Singapore, the shares of which are listed on the Nasdaq Stock Market (stock code NASDAQ: EQOS) (the “Borrower”),

(collectively, the “Parties” and each a “Party”).

NOW IT IS HEREBY AGREED as follows:

1.	Definitions and Interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words shall have the following meanings:

“Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing, notarisation or registration.

“Borrower’s Bank Account” means the bank account as nominated by the Borrower and with its details as provided by the Borrower to the Lender prior to the first Drawdown Date.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and for the purposes of payment in USD, New York.

“Conversion Notice” means a written notice of conversion substantially in the form set out in Schedule 1 hereto.

“Conversion Price” means, with respect to each Tranche, the price per Conversion Share expressed as the 50-day moving average of the Borrower’s public share price quoted on the NASDAQ stock market, calculated on the Business Day prior to the date of this Agreement.

“Conversion Right” means the right to convert the Loan into Conversion Shares pursuant to Clause 5 (Conversion);

“Conversion Shares” means the new Ordinary Shares to be issued by the Borrower to the Lender upon the exercise of the Conversion Right;

“Data Room” means the data room established and accessible by the Lender and the Borrower prior to the date of this Agreement for the purposes of the transaction contemplated in Clause 14.7 (Future discussions).

“Default” means an Event of Default or any event or circumstance specified in Clause 13 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

“Digivault” means Digivault Limited, a private limited company registered in England and Wales with company number 11722222.

“Drawdown Date” means, with respect to each Tranche, the date on which the funds of the relevant Tranche are disbursed to the Borrower by the Lender as set out in Clause 2.1 (Loan);

“FCA Registration” means the registration of Digivault Limited by the UK Financial Conduct Authority as a custodian wallet provider under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017 (as amended).

“Finance Document” means this Agreement, the Transaction Security Document, any Drawdown Request and any other document designated as a “Finance Document” by the Lender and the Borrower.

“Group” means the Borrower and its subsidiaries from time to time.

“Initial Drawdown Condition” means the appointment of certain officers to the board of directors of the Borrower by the Lender in accordance with Clause 9 (Appointment of Directors and Officers).

“Initial Drawdown Date” means 15 March 2022.

“Loan Amount” means USD 36,000,000.

“Material Adverse Effect” means a material adverse effect on:

(a)	the business, operations, property, condition (financial or otherwise) or prospects of the Group taken as a whole; or

(b)	the ability of the Borrower or any member of the Group to perform its obligations under the Finance Documents; or

(c)

the validity or enforceability of, or the effectiveness or ranking of any Security granted or purporting to be granted pursuant to any of, the Finance Documents or the rights or remedies of any Finance Party under any of the Finance Documents.

“Maturity Date” means, with respect to each Tranche, the date that is 18 calendar months from the respective Drawdown Date.

“Notice of Conversion” means a notice of conversion in respect of all or part of a Tranche, substantially in the form set out in Schedule 1 or any other form agreed between the Borrower and the Lender.

“Ordinary Shares” means the ordinary shares issued by the Borrower from time to time;

“Original Jurisdiction” means, in relation to the Borrower or any member of the Group, the jurisdiction under whose laws such entity is incorporated as at the date of this Agreement.

“Relevant Jurisdiction” means, in relation to the Borrower or any member of the Group:

(a)	its Original Jurisdiction;

(b)	any jurisdiction where any asset subject to or intended to be subject to the Transaction Security to be created by it is situated;

(c)	any jurisdiction where it conducts its business; and

(d)	the jurisdiction whose laws govern the perfection of the Transaction Security Document entered into by it.

“Security” means a mortgage, charge, pledge, lien, hypothec or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

“Shares” means any class of shares in the capital of the Borrower.

“Termination Date” means 31 July 2024.

“Transaction Security” means the Security created or expressed to be created in favour of the Lender pursuant to the Transaction Security Document.

“Transaction Security Document” means the share charge granted by the Borrower in favour of the Lender over 24.9% of the shares of Digivault.

“USD” or “US$” means the lawful currency of the United States of America.

1.2	In this Agreement, unless the context otherwise requires, a reference to:

(i)	“this Agreement” means this convertible loan agreement and includes all amendments, additions, and variations thereto agreed between the Parties;

(ii)

the “Borrower”, the “Lender” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees to, or of, its rights and/or obligations under this Deed;

(iii)

“person” shall include an individual, corporation, partnership, firm, trust, trustee, legal personal representative, unincorporated association, joint venture, syndicate or other business enterprise or any governmental, administrative or regulatory authority;

(iv)	“written” and “in writing” include any means of visible reproduction;

(v)	a word or phrase that is defined in this Agreement includes its other grammatical forms, which shall be construed accordingly;

(vi)	a gender includes any gender and the singular number includes the plural number, and vice versa;

(vii)	“include” or “including” is to be construed as incorporating “but not limited to” or “without limitation”;

(viii)

a “calendar month” means a period starting on one (1) day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that: (A) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day and (B) if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(ix)

“Clauses”, and “Schedules” are to the clauses of, and the schedules to, this Agreement (unless the context otherwise requires). The Schedules form part of this Agreement and have the same force and effect as if expressly set out in the body of this Agreement.

1.3	Clause headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.4

Any thing or obligation to be done under the Finance Documents which is required or falls to be done on a stipulated day shall be done on the next Business Day, if the day upon which that thing or obligation is required or falls to be done falls on a day which is not a Business Day.

2.	Loan

2.1

The Lender makes available to the Borrower a convertible loan (the “Loan”) equal to the Loan Amount in six tranches (each a “Tranche”) on the following dates, subject in all respects to the Initial Drawdown Condition, and in the following amounts:

(a)	15 March 2022, USD 3,000,000;

(b)	15 April 2022, USD 3,000,000;

(c)	15 May 2022, USD 3,000,000;

(d)	15 June 2022, USD 9,000,000;

(e)	15 September 2022, USD 9,000,000; and

(f)	15 December 2022, USD 9,000,000.

2.2	Each Tranche shall be disbursed by the Lender into the Borrower’s Bank Account on the respective Drawdown Date.

2.3

Where the Initial Drawdown Condition has not been satisfied on or prior to the Initial Drawdown Date, the Initial Drawdown Date shall be the first Business Day following satisfaction of the Initial Drawdown Condition and the subsequent Drawdown Dates shall be amended accordingly.

3.	Conditions of Loan

3.1	The obligation of the Lender to make available the Loan to the Borrower on a Drawdown Date shall be conditional upon the following (“Conditions Precedent”):

(a)	a copy of this Agreement and the Transaction Security Document duly executed by the Borrower;

(b)

a formal written request (a “Drawdown Request”) not less than 3 Business Days prior to each Drawdown Date from the Borrower to the Lender to borrow an amount not exceeding the amount of the relevant Tranche detailed in Clause 2.1 above;

(c) a copy of a resolution of the board of directors and (if required by applicable law, regulation, listing requirements or the constitutional documents of the Borrower) shareholders of the Borrower:

(A)	approving the terms of and the transactions contemplated by the Finance Documents and resolving that it execute, deliver and perform the Finance Documents;

(B)	authorising a specified person or persons to execute the Finance Documents on its behalf; and

(C)

authorizing a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Drawdown Request) to be signed and/or despatched by it under or in connection with the Finance Documents;

(i)

in respect of the Initial Drawdown Date, a copy of the resolution of the shareholders of Digivault Limited amending the articles of association of Digivault Limited to remove certain restrictions on the transfer of shares; and

(d)	all the representations and warranties set out in this Agreement being accurate and correct in all material respects at, and as if made on, that Drawdown Date.

3.2	The Borrower undertakes to use the proceeds of the Loan for the purposes of financing the operations and growth of the Borrower and other general corporate purposes.

4.	Interest

4.1

Subject to Clause 4.4 below, each Tranche of the Loan shall accrue interest at the rate of 4% per annum until such time as the amount outstanding under such Tranche is either repaid to the Lender or converted into Ordinary Shares pursuant to this Agreement (“Interest”).

4.2	The Borrower shall pay accrued interest on a Tranche on the Maturity Date of that Tranche.

4.3	Any Interest payable under this Agreement shall be calculated according to the actual number of days elapsed and a year of 365 days.

4.4

Where the Conversion Right attached to all (or a portion) of a Tranche shall have been validly exercised, Interest shall cease to accrue on all (or a portion) of such Tranche so converted from and including the relevant Conversion Date.

4.5

If the Borrower fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which is two (2) per cent. per annum higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan. Any interest accruing under this Clause 4.5 shall be immediately payable by the Borrower on demand by the Lender.

5.	Tax gross-up and indemnity

5.1

If the Borrower or any member of the Group is compelled by law to make any deduction or withholding from any sum payable under any Finance Document to the Lender, the sum so payable by the Borrower or any member of the Group shall be increased so as to result in the receipt by Lender of a net amount equal to the full amount expressed to be payable under the relevant Finance Document.

5.2

The Borrower shall (within three Business Days of demand) pay to the Lender an amount equal to the loss, liability or cost which the Lender determines will be or has been (directly or indirectly) suffered for or on account of tax by the Lender in respect of a Finance Document.

6.	Conversion

6.1

The Lender may in its sole and absolute discretion, at any time while any part of the Loan remains outstanding, convert all (or a portion) of a Tranche (and all accrued but unpaid Interest under this Agreement in connection with all (or a portion) of the relevant Tranche being converted) (the “Conversion Amount”) into Ordinary Shares. Such conversion right shall be exercised in accordance with Clause 7 (Conversion Procedure).

6.2

Subject to Clause 6.4, the Conversion Amount shall be converted into such number of Ordinary Shares at the Conversion Price (“Conversion Shares”). The number of Conversion Shares to be issued on a conversion of any portion (or all) of a Tranche pursuant to this Clause 6 shall be determined by dividing the amount to be converted by the Conversion Price in effect at the Conversion Date. The Parties hereby agree and confirm that in the event that the number of Conversion Shares to be allotted and issued to the Lender pursuant to this Clause 6.2 is not a whole number, such number of Conversion Shares to be allotted and issued to the Lender shall be rounded down to the nearest whole number. The Parties further agree that fractions of Shares will not be issued on any conversion and no cash adjustments will be made by the Borrower in respect thereof.

6.3	The Conversion Shares shall be credited as fully paid up and free from all encumbrances, and will rank pari passu in all respects with the then existing Ordinary Shares.

6.4	Notwithstanding anything to the contrary set out in this Agreement, the Lender shall not exercise its Conversion Right to the extent that to do so would:

(a)	cause any breach by the Borrower of any law or regulation applicable to it; or

(b)	(unless a requisite waiver from the provisions of the Singapore Takeover Code has been obtained) cause the Lender to hold more than 29.9% of the entire issued share capital of the Borrower.

7.	Conversion Procedure

7.1	Conversion Notice

To exercise the Conversion Right attaching to a Tranche (including any portion thereof), the Lender shall complete, execute and deliver a Notice of Conversion to the Borrower.

7.2	Conversion Date

The conversion date in respect of a Tranche (or any portion thereof) (the “Conversion Date”) shall be the next Business Day following the date of the relevant Conversion Notice.

7.3	Issue of Conversion Shares and Registration

As soon as practicable on or before the tenth Business Day after the Conversion Date, the Borrower shall (upon exercise by the Lender of the Conversion Right and in respect of which a duly completed Conversion Notice has been delivered as required by this Clause 7) issue to the Lender (or such other person designated for the purpose in the Conversion Notice) the relevant numbers of Conversion Shares and shall immediately upon the issue of those Conversion Shares, file the return of allotment of shares with the Accounting and Corporate Regulatory Authority of Singapore in relation to the Lender (or such other person designated for the purpose in the Conversion Notice) in the share register of the Borrower as the holder of those Conversion Shares as at the Conversion Date.

8.	Repayment of Loan

Subject to Clause 6, the Borrower shall repay the full outstanding amount of each Tranche (which for the avoidance of doubt, shall not include any portion of such Tranche that has been converted into Conversion Shares), together with accrued but unpaid Interest, to the Lender on each Maturity Date and, with respect to the final Tranche, on the Termination Date.

9.	Appointment of Directors and Officers

9.1

On and from the date of this Agreement and for so long as any amount of the commitment and/or Loan and/or accrued Interest remain outstanding under the Finance Documents, the Lender shall have the right (subject to applicable law) to appoint the following officers of the Borrower:

(a)	Chief Executive Officer;

(b)	Chief Financial Officer; and

(c)	Chief Legal Officer.

9.2

On and from the date of this Agreement and for so long as any amount of the commitment and/or Loan and/or accrued Interest remain outstanding under the Finance Documents, the Lender shall be entitled to appoint two of the appointees specified in Clause 9.1 above as directors of the Borrower, provided that each such appointment shall be made in accordance with the constitutional documents of the Borrower and applicable laws, regulations and listing requirements.

9.3

The Lender shall provide all reasonable assistance and cooperation in the provision of such documents, information, action and other assistance that the Borrower may reasonably require to effect any appointment contemplated under Clauses 9.1 and 9.2 above and to maintain the FCA Registration of Digivault.

10.	FCA

10.1

If the UK Financial Conduct Authority expresses any objection to any shareholder of the Lender becoming a beneficial owner (as such term is defined under The Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017) of Digivault Limited as a result of the entry into the Finance Documents:

(a)	the Lender has the right to propose new prospective investors in the Borrower to the Borrower;

(b)	the Borrower may agree to any investment proposed by any such new investor, with the prior written consent of the Lender; and

(c)	the Lender has the right to:

(i)	sell its shares in the Borrower to any such new investor in priority to any shares held by any other shareholder in the Borrower or any new issuance of shares by the Borrower;

(ii)	have any amounts outstanding under the Finance Documents repaid out of the proceeds of such new investment; and

(iii)

cancel any undrawn and outstanding commitments under the Finance Documents, up to the total amount of such new investment (after taking into account any amounts of such new investment expended under sub-paragraphs (i) and (ii) above)).

11.	Company’s Undertakings

11.1	The Borrower shall, and shall ensure that each member of the Group will, so long as any amount of the Loan and/or accrued Interest remain outstanding to the Lender under the Finance Documents:

(a)

promptly obtain, comply with and do all that is necessary to maintain in full force and effect any Authorisation (including the FCA Registration) required under any law or regulation of a Relevant Jurisdiction to:

(i)	enable it to perform its obligations under the Finance Documents;

(ii)	ensure the legality, validity, enforceability or admissibility in evidence of any Finance Document; and

(iii)	carry on its business as conducted as at the date of this Agreement.

(b)

notify the Lender in writing of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence and promptly following a request from the Lender supply a certificate signed by a director or senior officer on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it);

(c)	comply in all material respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents; and

(d)

ensure that at all times any unsecured and unsubordinated claims of the Lender against it under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors except those creditors whose claims are mandatorily preferred by laws of general application to companies.

11.2

So long as any amount of the Loan and/or accrued Interest remain outstanding under the Finance Documents, the Borrower shall not, and shall ensure that no member of the Group will, (without the Lender’s prior written approval) undertake or incur any of the following:

(a)	any single cost or expense in excess of USD 500,000, or monthly cumulative related costs or expenses in excess of USD 1,000,000;

(b)	capital expenditures in excess of USD 100,000 per month;

(c)	transactions with related parties;

(d)	declare, make or pay any dividend or other distribution (whether in cash or in kind) on or in respect of its share capital;

(e)

financial indebtedness other than any financial indebtedness incurred for the sole purpose of and contemporaneously with repaying a Tranche of the Loan on its Maturity Date in an amount not exceeding the amount required to repay such Tranche of the Loan on its Maturity Date and (in the case of the repayment of the final Tranche of the Loan) to cover the Borrower’s subsequent working capital requirements;

(f)	create or permit to subsist any Security over any of its assets;

(g)

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by the Borrower or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising financial indebtedness or of financing the acquisition of an asset (“Quasi-Security”);

(h)

equity issuances other than (i) market making agreements with GSR Markets Limited, Parallel Management Limited and Kronos Asset Management Limited, provided such equity issuances are made in accordance with the terms of the corresponding market making agreements disclosed in the Data Room and/or (ii) for the sole purpose of and contemporaneously with repaying a Tranche of the Loan in an amount not exceeding the amount required to repay such Tranche of the Loan on its Maturity Date and (in the case of the repayment of the final Tranche of the Loan) to cover the Borrower’s subsequent working capital requirements;

(i)

payment or award of any bonus to staff or payment of any extraordinary compensation unless recommended to the Borrower’s Nomination and Compensation Committee by the Chief Executive Officer and the Chief Financial Officer and subsequently approved by such Committee; and

(j)	prepayment of all of any part of the Loan other than as expressly permitted by the terms of this Agreement.

12.	Representations and Warranties

12.1

The Borrower makes the representations and warranties set out in this Clause 12.1 in respect of itself and each member of the Group to the Lender on the date of this Agreement and on each Drawdown Date:

(a)	it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents, and the transactions contemplated by the Finance Documents;

(c)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, enforceable against it in accordance with its terms;

(d)

the entry into and performance by it of, and the transactions contemplated by, the Finance Documents and the granting of the Security do not and will not conflict with its constitutive documents, any agreement or arrangement to which it or its assets are bound, or any law, regulation or order to which it or its asset is bound or subject;

(e)	no limits on its powers will be exceeded as a result of the borrowing, grant of security or giving of guarantees or indemnities contemplated by the Finance Documents to which it is a party;

(f)

the execution and delivery of, and the performance by it of its obligations under, the Finance Documents to which it is a party and as contemplated therein will not require it to obtain any consent or approval of, or give any notice to or make any registration with, any governmental, regulatory or other authority which has not been obtained or made at the date hereof both on an unconditional basis and on a basis which cannot be revoked (save pursuant to any legal or regulatory entitlement to revoke the same other than by reason of any misrepresentation or misstatement);

(g)	all Authorisations required to conduct its business have been obtained and are in full force and effect;

(h)	the FCA Registration is in full force and effect;

(i)	it is in compliance with all listing requirements of any stock exchange or regulatory authority on which its shares are admitted to trading;

(j)

no regulatory or governmental authority or any stock exchange has threatened or taken any steps to suspend and/or revoke any Authorisations (including, but not limited to, the FCA Registration) or listing;

(k)

the choice of governing law of the Finance Documents will be recognized and enforced in its Relevant Jurisdictions and any judgment obtained in relation to a Finance Document in the jurisdiction of the governing law of that Finance Document will be recognized and enforced in its Relevant Jurisdiction;

(l)

no corporate action, legal proceeding or other procedure or step described in Clause 13.6 has been taken in relation to any member of the Group and none of the circumstances described in Clause 13.5 applies to any member of the Group;

(m)	no Default is continuing or is reasonably likely to result from a utilisation of the Loan or the entry into, the performance of, or any transaction contemplated by, any Finance Document;

(n)

save as disclosed in writing to the Lender prior to the date of this Agreement, any factual information provided to the Lender was true and accurate in all material respects as at the date of the relevant document containing the information (or as the case may be) as at the date the information is expressed to be given;

(o)	so far as it is aware, it has conducted its business and affairs and dealt with its assets in all material respects in accordance with all applicable laws;

(p)	no Security or Quasi-Security exists over all or any of the present or future assets of any member of the Group;

(q)	the Transaction Security has or will have first ranking priority and is not subject to any prior ranking or pari passu ranking Security;

(r)	the shares which are subject to the Transaction Security are fully paid or credited as fully paid and not subject to any option to purchase or similar rights;

(s)

there are no actions, suits, claims or proceedings of material nature, pending or threatened against or affecting it or any of its property which, if adversely determined, would materially impair its ability to perform its obligations under the Finance Documents; and

(t)

no order has been made or petition presented or resolution passed for the winding-up or administration of the Borrower or any member of the Group, and to the best of the knowledge, information and belief of the Borrower or any member of the Group, there are no grounds on which any person would be entitled to have the Borrower or any member of the Group wound-up or placed in administration.

12.2	The Lender makes the representations and warranties set out in this Clause 12 to the Borrower on the date of this Agreement and on each Drawdown Date:

(a)	it is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation;

(b)

it has the power to enter into, perform and deliver, and has taken all necessary action to authorise its entry into, performance and delivery of, the Finance Documents,and the transactions contemplated by the Finance Documents;

(c)	the obligations expressed to be assumed by it in each Finance Document are legal, valid, binding and enforceable obligations, enforceable against it in accordance with its terms;

(d)

the entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with its constitutive documents, any agreement or arrangement to which it or its assets are bound, or any law, regulation or order to which it or its asset is bound or subject; and

(e)	no corporate action, legal proceeding or other procedure or step described in Clause 13.6 has been taken in relation to it and none of the circumstances described in Clause 13.5 applies to it.

13.	Events of Default

Each of the events or circumstances set out in this Clause 13 is an Event of Default (save for Clause 13.1 (Acceleration)).

13.1	Non-payment

The Borrower or any member of the Group does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within 3 Business Days of its due date.

13.2	Other obligations

(a)	The Borrower or any member of the Group does not comply with any provision of the Finance Documents (other than those referred to in Clause 13.1 (Non-payment).

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

13.3	Misrepresentation

(a)

Any representation or statement made or deemed to be made by the Borrower or any member of the Group in the Finance Documents or any other document delivered by or on behalf of the Borrower or any member of the Group under or in connection with any Finance Document is or proves to have been incorrect or misleading when made or deemed to be made.

(b)

No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within 20 Business Days of the earlier of (i) the Lender giving notice to the Borrower and (ii) the Borrower becoming aware of the failure to comply.

13.4	Cross default

(a)	Any financial indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any financial indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any financial indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)

Any creditor of any member of the Group becomes entitled to declare any financial indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described).

13.5	Insolvency

(a)	A member of the Group:

(i)	is unable or admits inability to pay its debts as they fall due;

(ii)	is deemed to, or is declared to, be unable to pay its debts under applicable law;

(iii)	suspends or threatens to suspend making payments on any of its debts; or

(iv)

by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors (excluding the Lender in its capacity as such) with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group. If a moratorium occurs, the ending of the moratorium will not remedy any Event of Default caused by that moratorium.

13.6	Insolvency Proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)

the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group;

(iii)	the appointment of a liquidator, receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of their assets; or

(iv)	enforcement of any Security over any assets of any member of the Group,

or any analogous procedure or step is taken in any jurisdiction.

(b)	Paragraph (a) shall not apply to any winding-up petition which is frivolous or vexatious and is discharged, stayed or dismissed within 14 days of commencement.

13.7	Creditors’ Process

Any expropriation, attachment, sequestration, distress or execution or any analogous process in any jurisdiction affects any asset or assets of a member of the Group and is not discharged within 30 days.

13.8	Cessation of business

Any member of the Group suspends or ceases to carry on (or threatens to suspend or cease to carry on) all or a material part of its business.

13.9	Expropriation

The authority or ability of any member of the Group to conduct its business is limited or wholly or substantially curtailed by any seizure, expropriation, nationalisation, intervention, restriction or other action by or on behalf of any governmental, regulatory or other authority or other person in relation to any member of the Group or any of its assets.

13.10	Repudiation and rescission of agreements

Any member of the Group rescinds or purports to rescind or repudiates or purports to repudiate a Finance Document or any of the Transaction Security or evidences an intention to rescind or repudiate a Finance Document or any Transaction Security

13.11	Acceleration

On and at any time after the occurrence of an Event of Default, the Lender may:

(a)	by notice to the Borrower:

(i)	cancel the Loan at which time the Loan shall be immediately cancelled any undrawn Tranche shall immediately cease to be available for utilisation;

(ii)

declare that all or part of the Loan, together with accrued interest and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, at which time they shall become immediately due and payable; and/or

(iii)	that all or part of the Loan be payable on demand, at which time it shall immediately become payable on demand by the Lender; and/or

(b)	exercise any or all of its rights, remedies, powers or discretions under the Finance Documents.

14.	General Terms

14.1	Entire Agreement

The Parties expressly acknowledge that they have read this Agreement and have understood its provisions. No promise, inducement, representation or agreement other than as expressly set forth in this Agreement has been made to or by the Parties. The Parties agree that this Agreement, the Schedules hereto and all other documents referred to herein, shall constitute the entire agreement between them with respect to the subject matters of this Agreement, and shall supersede all prior or contemporaneous proposals, agreements and all other communications (whether written or oral, express or implied) entered into between the Parties in respect of the matters dealt with in it.

14.2	Duration and Termination

This Agreement shall terminate and cease to have any further force or effect upon the full repayment by the Borrower of all amounts due and owing to the Lender under the Finance Documents, upon the issuance of Conversion Shares, together with any amounts in excess of the Maximum Conversion Amount, in an amount equal to repay the Loan in full (as the case may be), or with the agreement of the Parties hereto in writing, whichever is earlier.

14.3	Relationship of the Parties

This Agreement shall not constitute or imply any partnership, joint venture, agency, fiduciary relationship or other relationship among the Parties.

14.4	Assignment

(a)	The Borrower shall not transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any third party, unless with the prior written consent of the Lender.

(b)

The Lender shall be permitted to transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any of its affiliates (including but not limited to its holding companies, subsidiaries and persons under common control with it) without the consent of the Borrower, provided such transfer or assignment is made to a person that satisfies the “know your customer” checks conducted by the Borrower pursuant to the applicable laws, regulations and listing rules (the “AML Proviso”). The Lender shall be permitted to transfer or assign all or any of its rights, obligations or benefits hereunder in whole or in part to any other person, subject to the AML Proviso and provided that the Lender’s rights under Clauses 9 and 11.2 shall not be assignable to any such other person without the Borrower’s prior written consent and the Conversion Price shall be separately agreed between the Borrower and such other person.

(c)	All the terms and conditions of this Agreement shall be binding upon and inure to the benefit of the Parties and their respective permitted assigns and successors-in-title.

14.5	Severance

If any term of this Agreement is held by a court of competent jurisdiction to be wholly or partly illegal, invalid or unenforceable, the same shall be deemed to be deleted from this Agreement and be of no force and effect, whereas the other terms hereof shall remain in full force and effect. In the event of such deletion, and if the commercial basis of this Agreement is, whether by reason of any illegality or change in circumstances, substantially altered, the Parties shall review and agree on revisions mutually acceptable to them which shall most closely reflect their original intent and purposes in place of the terms so deleted.

14.6	Further Assurance

(a)

The Borrower and each member of the Group shall promptly do all such acts or execute all such documents (including assignments, transfers, mortgages, charges, notices and instructions) as the Lender may reasonably specify (and in such form as the Lender may reasonably require in favour of the Lender or its nominee(s)):

(i)

to perfect the Security created or intended to be created under or evidenced by the Transaction Security Document (which may include the execution of a mortgage, charge, assignment or other Security over all or any of the assets which are, or are intended to be, the subject of the Transaction Security) or for the exercise of any rights, powers and remedies of the Lender provided by or pursuant to the Finance Documents or by law; and/or

(ii)	to facilitate the realisation of the assets which are, or are intended to be, the subject of the Transaction Security.

(b)

The Borrower and each member of the Group shall take all such action as is available to it (including making all filings and registrations) as may be necessary for the purpose of the creation, perfection, protection or maintenance of any Security conferred or intended to be conferred on the Lender by or pursuant to the Finance Documents.

14.7	Future discussions

No later than three calendar months following the date of this Agreement, the Parties shall discuss in good faith a merger (or similar process) between the Lender and the Borrower such that the shareholders of the Lender shall ultimately own between 98% and 98.5% of the entire issued share capital of the Borrower.

14.8	Amendments

No amendment, modification of or addition to any provision of this Agreement shall be effective unless made in writing and signed by the duly authorised representatives of the Parties.

14.9	Costs

Each Party shall bear and pay its own costs and expenses in connection with the preparation of this Agreement, including without limitation, the fees of legal advisers incurred in connection with the preparation and negotiation of this Agreement.

14.10	Notices

(a)

All notices or other communications under or in connection with this Agreement shall be in English and in writing and sent by courier or pdf attachment to an e-mail addressed to the intended recipient thereof at its address or e-mail address as notified by each Party to the other prior to the first Drawdown Date (or to such other address or e-mail address as any Party may from time to time notify the other Party).

(b)	Any such notice or communication shall be deemed to have been served on and received by the addressee:

(i)	if sent by courier, at the time that its receipt is signed for, whether or not the person signing for such receipt has authority to do so; and

(ii)

if sent by e-mail, at the time of its transmission, provided that no notification was received by the sender that the e-mail was undeliverable and that where transmission occurs after 6:00 p.m. on a working day or on a day which is not a Business Day, service shall be deemed to occur at 9:00 a.m. on the next following Business Day.

14.11	Third Party Rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Agreement.

14.12	Counterparts

This Agreement may be entered into in any number of counterparts, all of which taken together shall constitute one and the same instrument. Any Party may enter into this Agreement by signing any counterpart and each counterpart may be signed and executed by the Parties and transmitted by electronic transmission and shall be valid and effectual as if executed as an original.

14.13	Governing Law

This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

14.14	Jurisdiction

(a)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

Notwithstanding paragraphs (a) and (b) above, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

(d)	Without prejudice to any other mode of service allowed under any relevant law, the Borrower:

(i)	irrevocably appoints Digivault, as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(ii)	agrees that failure by an agent for service of process to notify the Borrower of the process will not invalidate the proceedings concerned.

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SCHEDULE 1

FORM OF CONVERSION NOTICE

To:	Eqonex Limited as Borrower

From:	Bifinity UAB as Lender

Dated:

Eqonex Limited — Convertible Loan Agreement dated 7 March 2022 (as amended and/or amended and restated from time to time) (the “Agreement”)

1.

We refer to the Agreement. This letter shall take effect as a Conversion Notice for the purpose of the Agreement. Terms defined in or construed for the purpose of the Deed have the same meaning in this letter unless given a different meaning in this letter.

2.

We refer to clause 6 (Conversion) of the Agreement and hereby irrevocably elect to convert [all or a portion of the outstanding principal amount] of the Tranche (the Conversion Tranche) drawn on                      and all accrued but unpaid Interest outstanding in connection therewith under the Agreement specified below into the fully paid Conversion Shares in accordance with terms of the Agreement.

(a)

Total outstanding US$ principal amount of all or a portion of the Conversion Tranche and all accrued but unpaid Interest outstanding in connection therewith under the Agreement, that needs to be converted:

Total outstanding US$ principal amount of all or a portion of the Conversion Tranche: USD

Accrued but unpaid Interest outstanding amounts:

(b)

Name(s) and address(es) of person(s) and/or their respective nominee(s) in whose name(s) the Conversion Shares required to be delivered on exercise of the Conversion Right are to be registered in the Register of Members on the pursuant to the Agreement:

Name of the person and/or its nominee	Address	Number of Conversion Shares to be allotted and issued

(c)

[We hereby request that the certificates for the Conversion Shares, be dispatched (at our risk and expense) to the person whose name, contact person, address, are given below and in the manner specified below:

[    ]

3.	This letter and any non-contractual obligations arising out of or in connection with it are governed by English law.

for and on behalf of

BIFINITY UAB

Name:
Title:

SIGNATURE PAGE

LENDER

Signed by

/s/ Jonathan Farnell
for and on behalf of BIFINITY UAB
Name: Jonathan Farnell
Title: CEO

BORROWER

Signed by

for and on behalf of EQONEX LIMITED
Name:
Title:

SIGNATURE PAGE

LENDER

Signed by

for and on behalf of BIFINITY UAB
Name:
Title:

BORROWER

Signed by

/s/ Yoon Chi Won
for and on behalf of EQONEX LIMITED
Name: Yoon Chi Won
Title: Chairman